Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
Chief Financial Officer
And Treasurer
503-653-4573
Release:	Immediately

Blount Increases Fiscal 2004 Sales and Operating Income Outlook

PORTLAND, OR, December 6, 2004 - Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today provided its sales and operating income outlook for the fourth quarter and fiscal year ended December 31, 2004.

The Company estimates that its full year sales will be between $683 million and $688 million, with operating income estimated to range between $113 million and $115 million. The Company had previously estimated full year sales of between $665 million and $675 million, with an operating income between $103 million and $107 million.

The Company’s outlook for the fourth quarter indicates year-over-year sales and profit growth. Currently, sales are estimated to be between $175 million and $180 million in the fourth quarter compared to $159.2 million in the fourth quarter of 2003. Operating income is anticipated to be between $26 million and $28 million in the fourth quarter, compared to $21.9 million in the comparable period of 2003.

Commenting on the Company’s outlook, James S. Osterman, the Company’s President and Chief Executive Officer stated, “The improved outlook for the year reflects the solid results achieved in the third quarter ended September 30th and the continued demand for our products in all three business segments.  Fourth quarter operating income as a percentage of sales is expected to decline from the third quarter of this year due to a sales mix shift among the segments, increased advertising investment and the net impact of increasing raw material prices prior to realization of selling price actions. We are currently in the process of completing the Company’s 2005 budget and are therefore not providing any revised outlook for next year at this time. However, in general, we see positive market conditions that should allow for continued sales and profit growth during 2005 and expect that the Company’s budget for 2005 will be in line with the high range of our previous guidance. We intend to provide further guidance for next year concurrent with our earnings release for the year end 2004”.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment and Lawnmower.  Blount International, Inc. sells its products in more than 100 countries around the world.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “outlook,” “expectations,”  “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon  available information and upon assumptions that the Company believes are reasonable ; however, these forward looking statements  involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. Actual results for the periods subsequent to the date of this release may differ materially on account of factors not foreseeable at the present time, including without limitation the cost of certain raw materials, the state of the general economy and the relationship between the United States dollar and other currencies.